Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMC Networks Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the registration statement on Form S-3 (No. 333-234695) of AMC Networks Inc. of our reports dated February 26, 2020, with respect to (i) the consolidated balance sheets of AMC Networks Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and related financial statement schedule, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appears in the December 31, 2019 annual report on Form 10-K of AMC Networks Inc. and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the Company’s consolidated financial statements refers to changes in accounting principle due to the Company’s adoption of ASU No. 2016-02, Leases (ASC 842, effective January 1, 2019, and the Company’s adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective January 1, 2018.

/s/ KPMG LLP

New York, New York

January 14, 2021